Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 14, 2018, with respect to the consolidated financial statements of Remora Petroleum, L.P. contained in the Registration Statement and Prospectus of Remora Royalties, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

August 13, 2018